UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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Securities Exchange Act of 1934

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FERRO CORPORATION
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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(The following communication will be distributed by Ferro Corporation to certain institutional holders of its shares of Common Stock)

I am writing to request your support on the issues to be put to a vote at Ferro’s Annual Meeting of Shareholders to be held on April 27, 2012. Along with the election of directors, there are three proposals: (a) ratification of Deloitte as the Company’s auditors, (b) “say on pay”, and (c) a retail shareholder’s proxy access proposal. Consistent with the Board of Directors’ recommendations, ISS has recommended “for” (a) and (b) and “against” (c). We would very much appreciate your support of the Board’s position on these issues as well.

With respect to the director nominees, one is new to the Board and two are incumbents. The new nominee is Peter Kong, a senior executive with a large, global company who lives in Hong Kong and has led substantial business operations in Asia-Pacific. Mr. Kong will bring to the Board extensive, on-the-ground experience leading businesses in Asia-Pacific, a key geography for Ferro moving forward. Jennie Hwang is one of the incumbent nominees. Dr. Hwang holds a Ph.D. in engineering and is a recognized authority on solar technology. She provides the Board with insights into this rapidly developing technology and, more broadly, the solar industry, which is undergoing considerable change. I am the third nominee. I am grateful for the confidence you have placed in Ferro and its leadership team and would be most appreciative for your continued support.

It means a lot to us to have our major shareholders supporting the Board’s recommendations. I hope that we can count on your support in this election. If you have any questions or concerns, please feel free to contact [company representative and contact information].

Sincerely,

Jim Kirsch

Chairman, President and Chief Executive Officer